UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 6, 2019

NOODLES & COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-35987	84-1303469
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

520 Zang Street, Suite D
Broomfield,	CO	80021
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 214-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	NDLS	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2019, Noodles & Company (the “Company”) announced that on December 6, 2019, the Board of Directors of the Company (the “Board”) appointed Stacey Pool, 43, as Chief Marketing Officer of the Company, effective December 30, 2019. Ms. Pool will be responsible for leading the Company’s marketing operations. She will report directly to Chief Executive Officer Dave Boennighausen. The Company’s press release announcing Ms. Pool’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8‑K.

In connection with her appointment as Chief Marketing Officer, the Company entered into an offer letter with Ms. Pool, dated December 4, 2019 (the “Offer Letter”). The Offer Letter provides that, upon commencement of her employment with the Company, Ms. Pool will receive the following compensation and benefits as Chief Marketing Officer: (i) an annual base salary of $325,000; (ii) an annual bonus opportunity with a target amount equal to 60% of Ms. Pool’s base salary, with the actual bonus amount to be based upon achievement of Company and individual performance targets; (iii) a signing bonus of $100,000; and (iv) an initial equity grant valued at $150,000, to be granted on the effective date of Ms. Pool's employment with the Company, which will be comprised of equal amounts of nonqualified stock options, which will vest in four annual ratable installments, restricted stock units, which will vest in four annual ratable installments, and performance-based restricted stock units, which will vest in their entirety on the third anniversary of the grant date. Ms. Pool will participate in the Company's Equity Incentive Plan, pursuant to which she may be entitled receive an annual equity grant determined by and subject to the approval of the Company's compensation committee. In addition, Ms. Pool's first annual equity grant, which remains subject to change and approval by the compensation committee, is currently expected to be valued at $300,000 and to be comprised of equal amounts of nonqualified stock options, which will vest in four annual ratable installments, restricted stock units, which will vest in four annual ratable installments, and performance-based restricted stock units, which will vest in their entirety on the third anniversary of the grant date.

Ms. Pool is joining the Company with extensive leadership experience and expertise in marketing with over 20 years of experience in marketing leadership roles. She most recently served as Senior Vice President, Corporate Marketing at Vail Resorts, Inc. (NYSE: MTN), a mountain resort operator, from April 2019 to December 2019, where she successfully led her team to deliver double-digit revenue growth by advancing guest segmentation and personalization capabilities, improving brand awareness, and executing fully integrated marketing campaigns. Prior to that, she served in various senior leadership roles within Vail Resorts, Inc. from June 2010 to April 2019, including Vice President, Chief of Staff to CEO from June 2018 to April 2019; Vice President, Corporate Marketing and Digital Experience from February 2016 to June 2018; and Senior Director, Digital Experience from October 2014 to February 2016. From June 2004 to June 2010, she served in various management roles at Nike, Inc. (NYSE: NKE) where she defined the vision and strategy for the NIKEiD.com digital experience. Ms. Pool earned her Bachelor of Science degree in Business Administration from the University of Arizona.

There were no arrangements or understandings between Ms. Pool and any other person pursuant to which Ms. Pool was selected as an officer. There are no family relationships between Ms. Pool and any director or executive officer of the Company required to be disclosed under Item 401(d) of Regulation S-K, and he does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
99.1	Noodles & Company Press Release dated December 9, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Noodles & Company

DATE: December 9, 2019	By:	/s/ KEN KUICK
	Name:	Ken Kuick
	Title:	Chief Financial Officer